Exhibit 99.1

NuStar Energy L.P. Increases Second Quarter 2011 Distribution

3% over Second Quarter 2010

Exceeds Analyst Expectations and

Reports Record Second Quarter and Year to Date EBITDA results

SAN ANTONIO, July 29, 2011 – NuStar Energy L.P. (NYSE: NS) today announced that its board of directors has declared a second quarter 2011 distribution of $1.095 per unit to be paid on August 12, 2011, to holders of record as of August 9, 2011. . This distribution is $0.03 per unit, or approximately 3%, higher than the second quarter 2010 distribution of $1.065 per unit and $0.02 per unit, or approximately 2%, higher than the first quarter 2011 distribution of $1.075 per unit.

The company also reported second quarter net income applicable to limited partners of $81.8 million, or $1.27 per unit, compared to $89.1 million, or $1.43 per unit, earned in the second quarter of 2010. Without special items in the second quarters of both years, however, the second quarter 2011 results would have been $86.4 million, or $1.34 per unit, which far exceeds the second quarter 2010 adjusted net income applicable to limited partners of $70.7 million, or $1.13 per unit.

Special Items

The second quarter 2011 results included $4.0 million, or $0.06 per unit, net of tax, of expenses related to an asset impairment at one of NuStar’s refined products terminals and the write- off of project costs associated with certain capital projects cancelled during the quarter. As noted above, excluding these and other special items, second quarter 2011 adjusted net income applicable to limited partners would have been $86.4 million, or $1.34 per unit.

The second quarter 2010 results included an $8.8 million, or $0.14 per unit gain, net of tax, related to property insurance proceeds received due to damage caused by Hurricane Ike, which occurred at the Texas City, Texas terminal in the third quarter of 2008. The second quarter 2010 results also included a tax benefit of $8.6 million, or $0.14 per unit, related to the recognition of future tax deductions that were previously expected to expire unused. As noted above, excluding the effect of these and other special items, second quarter 2010 adjusted net income applicable to limited partners would have been $70.7 million, or $1.13 per unit.

For the six months ended June 30, 2011, net income applicable to limited partners was $101.1 million, or $1.57 per unit, compared to $100.6 million, or $1.64 per unit, for the six months ended June 30, 2010.

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Record Earnings

Earnings before interest, taxes, depreciation and amortization (EBITDA) were a record $160 million for the second quarter of 2011 compared to $157.1 million for the second quarter of 2010. For the six months ended June 30, 2011, EBITDA was also a record at $253 million, higher than the $238.2 million for the six months ended June 30, 2010.

“Improved results primarily in our asphalt and fuels marketing segment contributed to our highest-ever second quarter EBITDA results,” said Curt Anastasio, Chief Executive Officer and President of NuStar Energy L.P. and NuStar GP Holdings, LLC. “Strong margins in our asphalt refining and marketing operations, earnings generated by our April 2011 San Antonio refinery acquisition and improved results in our fuels marketing operations all contributed to higher second quarter results in the segment.”

Anastasio added, “Our second quarter storage segment EBITDA was up slightly benefitting primarily from the completion of some internal growth projects in late 2010. As expected, transportation segment results were lower than the second quarter of 2010 due primarily to lower pipeline throughputs.”

Distributable cash flow available to the limited partners for the second quarter of $119.4 million, or $1.85 per unit, was higher than the 2010 second quarter distributable cash flow of $107.2 million, or $1.72 per unit. For the six months ended June 30, 2011, distributable cash flow available to limited partners was $164.5 million, or $2.55 per unit, compared to $130.0 million, or $2.10 per unit for the six months ended June 30, 2010. Distributable cash flow available to limited partners covers the distribution to the limited partners by 1.69 times for the second quarter of 2011 and 1.17 times for the six months ended June 30, 2011.

Full-Year 2011 EBITDA and Distributable Cash Flow Projected to be Higher than 2010

Commenting on the full-year outlook for NuStar Energy L.P., Anastasio said, “We expect 2011 EBITDA and distributable cash flow results to be higher than 2010. We expect EBITDA in our storage segment to be $15 to $25 million higher than 2010, as this segment should continue to benefit from the completion of internal growth projects. EBITDA in our transportation segment should be $10 to $20 million lower due to reduced throughputs caused by the refinery turnaround activity of our customers and changing market conditions.”

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“With regard to the margin-based asphalt and fuels marketing segment earnings from our April 2011 San Antonio refinery acquisition and improved earnings in our crude oil trading operations should cause EBITDA in this segment to be higher than the $111 million of EBITDA earned in 2010.”

A conference call with management is scheduled for 10:00 a.m. ET (9:00 a.m. CT) today, July 29, 2011, to discuss the financial and operational results for the second quarter of 2011. Investors interested in listening to the presentation may call 800/622-7620, passcode 76735865. International callers may access the presentation by dialing 706/645-0327, passcode 76735865. The company intends to have a playback available following the presentation, which may be accessed by calling 800/642-1687, passcode 76735865. A live broadcast of the conference call will also be available on the company’s Web site at www.nustarenergy.com.

NuStar Energy L.P. is a publicly traded, limited partnership based in San Antonio, with 8,417 miles of pipeline; 90 terminal and storage facilities that store and distribute crude oil, refined products and specialty liquids; and two asphalt refineries and a fuels refinery with a combined throughput capacity of 118,500 barrels per day. The partnership’s combined system has over 94 million barrels of storage capacity. One of the largest asphalt refiners and marketers in the U.S. and the second largest independent liquids terminal operator in the nation, NuStar has operations in the United States, Canada, Mexico, the Netherlands, including St. Eustatius in the Caribbean, the United Kingdom and Turkey. For more information, visit NuStar Energy L.P.’s Web site at www.nustarenergy.com.

This release serves as qualified notice to nominees under Treasury Regulation Sections 1.1446-4(b)(4) and (d). Please note that 100% of NuStar’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of NuStar’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals and corporations, as applicable. Nominees, and not NuStar, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements regarding future events. All forward-looking statements are based on the partnership and company’s beliefs as well as assumptions made by and information currently available to the partnership and company. These statements reflect the partnership and company’s current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are

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discussed in NuStar Energy L.P. and NuStar GP Holdings, LLC’s 2010 annual reports on Form 10-K and subsequent filings with the Securities and Exchange Commission.

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NuStar Energy L.P. and Subsidiaries

Consolidated Financial Information

(Unaudited, Thousands of Dollars, Except Unit Data and Per Unit Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Statement of Income Data:
Revenues:
Services revenues	$199,615	$195,087	$398,008	$384,382
Product sales	1,389,569	929,854	2,425,792	1,686,088

Total revenues	1,589,184	1,124,941	2,823,800	2,070,470

Costs and expenses:
Cost of product sales	1,269,448	842,588	2,261,815	1,561,809
Operating expenses	134,626	119,943	254,865	241,280
General and administrative expenses	26,119	22,195	52,102	49,464
Depreciation and amortization expense	41,640	38,185	81,936	76,114

Total costs and expenses	1,471,833	1,022,911	2,650,718	1,928,667

Operating income	117,351	102,030	173,082	141,803
Equity earnings from joint venture	2,010	2,102	4,398	5,117
Interest expense, net	(20,622)	(18,890)	(41,079)	(37,476)
Other (expense) income, net	(967)	14,816	(6,466)	15,117

Income before income tax expense	97,772	100,058	129,935	124,561
Income tax expense	5,167	636	8,814	5,436

Net income	$92,605	$99,422	$121,121	$119,125

Net income applicable to limited partners	$81,784	$89,064	$101,149	$100,575

Net income per unit applicable to limited partners	$1.27	$1.43	$1.57	$1.64

Weighted average limited partner units outstanding	64,610,549	62,289,670	64,610,549	61,255,853

EBITDA (Note 1)	$160,034	$157,133	$252,950	$238,151

Distributable cash flow (Note 1)	$130,175	$117,121	$185,554	$149,170

	June 30, 2011	June 30, 2010		December 31, 2010
Balance Sheet Data:
Debt, including current portion (a)	$2,442,244	$1,846,276		$2,137,080
Partners’ equity (b)	2,658,966	2,694,908		2,702,700
Debt-to-capitalization ratio (a) / ((a)+(b))	47.9%	40.7%		44.2%

NuStar Energy L.P. and Subsidiaries

Consolidated Financial Information - Continued

(Unaudited, Thousands of Dollars, Except Barrel Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Segment Data:
Storage:
Throughput (barrels/day)	693,781	684,982	657,384	663,339
Throughput revenues	$19,597	$19,119	$36,645	$36,946
Storage lease revenues	119,947	109,690	239,674	218,495

Total revenues	139,544	128,809	276,319	255,441
Operating expenses	74,895	66,955	141,844	132,033
Depreciation and amortization expense	21,801	18,989	42,931	37,655

Segment operating income	$42,848	$42,865	$91,544	$85,753

Transportation:
Refined products pipelines throughput (barrels/day)	501,948	533,979	502,277	530,678
Crude oil pipelines throughput (barrels/day)	283,603	398,518	297,159	380,975

Total throughput (barrels/day)	785,551	932,497	799,436	911,653
Revenues	$71,562	$76,958	$144,572	$152,220
Operating expenses	28,679	29,543	54,585	58,296
Depreciation and amortization expense	12,720	12,680	25,427	25,432

Segment operating income	$30,163	$34,735	$64,560	$68,492

Asphalt and fuels marketing:
Product sales	$1,390,318	$929,990	$2,430,386	$1,688,920
Cost of product sales	1,274,966	847,065	2,276,039	1,573,799

Gross margin	115,352	82,925	154,347	115,121
Operating expenses	37,664	30,298	71,644	65,349
Depreciation and amortization expense	5,535	5,075	10,432	10,116

Segment operating income	$72,153	$47,552	$72,271	$39,656

Consolidation and intersegment eliminations:
Revenues	$(12,240)	$(10,816)	$(27,477)	$(26,111)
Cost of product sales	(5,518)	(4,477)	(14,224)	(11,990)
Operating expenses	(6,612)	(6,853)	(13,208)	(14,398)

Total	$(110)	$514	$(45)	$277

Consolidated Information:
Revenues	$1,589,184	$1,124,941	$2,823,800	$2,070,470
Cost of product sales	1,269,448	842,588	2,261,815	1,561,809
Operating expenses	134,626	119,943	254,865	241,280
Depreciation and amortization expense	40,056	36,744	78,790	73,203

Segment operating income	145,054	125,666	228,330	194,178
General and administrative expenses	26,119	22,195	52,102	49,464
Other depreciation and amortization expense	1,584	1,441	3,146	2,911

Consolidated operating income	$117,351	$102,030	$173,082	$141,803

NuStar Energy L.P. and Subsidiaries

Consolidated Financial Information - Continued

(Unaudited, Thousands of Dollars, Except Per Unit Data)

Notes:

1.	NuStar Energy L.P. utilizes two financial measures, EBITDA and distributable cash flow, which are not defined in United States generally accepted accounting principles. Management uses these financial measures because they are widely accepted financial indicators used by investors to compare partnership performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of the partnership’s assets and the cash that the business is generating. Neither EBITDA nor distributable cash flow are intended to represent cash flows for the period, nor are they presented as an alternative to net income. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States generally accepted accounting principles.

The following is a reconciliation of net income to EBITDA and distributable cash flow:

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Net income	$92,605	$99,422	$121,121	$119,125
Plus interest expense, net	20,622	18,890	41,079	37,476
Plus income tax expense	5,167	636	8,814	5,436
Plus depreciation and amortization expense	41,640	38,185	81,936	76,114

EBITDA	160,034	157,133	252,950	238,151
Less equity earnings from joint ventures	(2,010)	(2,102)	(4,398)	(5,117)
Less interest expense, net	(20,622)	(18,890)	(41,079)	(37,476)
Less reliability capital expenditures	(18,145)	(12,131)	(26,153)	(24,486)
Less income tax expense	(5,167)	(636)	(8,814)	(5,436)
Plus distributions from joint venture	3,806	2,650	6,729	5,050
Plus other non-cash items	5,093	—	5,093	—
Mark-to-market impact on hedge transactions (a)	7,186	(8,903)	1,226	(21,516)

Distributable cash flow	$130,175	$117,121	$185,554	$149,170

EBITDA	$160,034	$157,133	$252,950	$238,151
EBITDA attributable to noncontrolling interest	164	—	286	—

EBITDA attributable to NuStar Energy L.P.	$159,870	$157,133	$252,664	$238,151

Distributable cash flow	$130,175	$117,121	$185,554	$149,170
Distributable cash flow attributable to noncontrolling interest	190	—	301	—

Distributable cash flow attributable to NuStar Energy L.P.	$129,985	$117,121	$185,253	$149,170

General partner’s interest in distributable cash flow	10,590	9,945	20,750	19,211

Limited partners’ interest in distributable cash flow	$119,395	$107,176	$164,503	$129,959

Distributable cash flow per limited partner unit	$1.85	$1.72	$2.55	$2.10

(a)	Distributable cash flow excludes the impact of unrealized mark-to-market gains and losses which arise from valuing certain derivative contracts that hedge a portion of our inventory but do not qualify for hedge accounting treatment. The gain or loss associated with these contracts is realized in distributable cash flow when the contracts are settled.